                                                                   Exhibit 12.01

Statement of Computation of Ratio of Earnings to Fixed Charges and Preferred Stock Dividends

CALCULATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                                                    For the
                                                  Three Months
                                                      Ended
                                                    March 31,                For the Years Ended December 31,
                                                 ---------------------------------------------------------------------------------
($ in 000's, except for Ratios)                        2004        2003         2002        2001        2000       1999      1998
                                                 ------------     -------     --------   ---------    --------    ------    ------
Fixed Charges:
   Interest Expense                                 $   2,897    $ 30,162     $ 30,873   $  21,489    $ 19,790    $12,718   $14,862
   Capitalized Interest                                     -           -            -           -       1,913          -         -
   A/R Securitization Costs                                 -       1,022        4,072       2,228       7,060      5,804     3,966
   Estimated Interest in Rent Expense                     230       1,425        2,310       4,470       2,700      2,175     1,950
   Pre-Tax Preferred Dividend Requirements                  -       1,053        1,563       1,845       1,903      3,497     2,303
                                                    ---------    --------     --------   ---------    --------    -------   -------
Total Fixed Charges                                 $   3,127    $ 33,662     $ 38,818   $  30,032    $ 33,366    $24,194   $23,081

Earnings:
   Additions:
     Income (Loss) before Taxes                     $   6,859    $(57,227)    $(71,468)  $(275,025)   $(11,050)   $64,733   $38,497
     Fixed Charges                                      3,127      33,662       38,818      30,032      33,366     24,194    23,081
     Amort. of Capitalized Interest                        18          73           73         162          30          -         -
     Distributed Income of Equity Investees                 -           -            -           -           -          -         -
     Pre-Tax Losses of Equity Investees                     -           -            -           -           -          -         -
                                                    ---------   ---------     ---------  ----------   ---------   --------  --------
                                                    $  10,004    $(23,492)    $(32,577)  $(244,831)   $ 22,346    $88,927   $61,578
   Subtractions:
     Interest Capitalized                           $       -    $      -     $      -   $       -    $  1,913    $     -   $     -
     Pre-Tax Preferred Dividend Requirement                 -       1,053        1,563       1,845       1,903      3,497     2,303
     Minority Interest in Pre-Tax of Subs that
       have not incurred fixed charges                      -           -            -           -           -          -         -
                                                    ---------   ---------     --------   ---------    --------    -------   -------
                                                    $       -    $  1,053     $  1,563   $   1,845    $  3,816    $ 3,497   $ 2,303
                                                    ---------   ---------     --------   ---------    --------    -------   -------
                                                    $  10,004    $(24,545)    $(34,140)  $(246,676)   $ 18,530    $85,430   $59,275

Ratio of Earnings to Combined Fixed Charges
   Preferred Stock Dividends                             3.20           -            -           -           -       3.53      2.57
Earnings Deficiency                                 $       -   $  58,207    $  72,958   $ 276,708    $ 14,836    $     -   $     -

     For the years ended December 31, 2003, 2002, 2001, and 2000, earnings are inadequate to cover fixed charges and the dollar amount of the coverage deficiency is described in the above table.

             PRO FORMA CALCULATION OF RATIO OF EARNINGS TO COMBINED
                   FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                                                           For the Year
                                                        Ended December 31,
                                                              2003
                                                        ------------------
Fixed Charges:
    Interest Expense                                        $ 14,754  (a)
    Capitalized Interest                                           -
    A/R Securitization Costs                                       -
    Estimated Interest in Rent Expense                         1,425
    Pre-Tax Preferred Dividend Requirements                    1,053
                                                             -------
Total Fixed Charges                                         $ 17,232

Earnings:
    Additions:
      Income (Loss) before Taxes                            $  2,225  (a)
      Fixed Charges                                           17,232
      Amort. of Capitalized Interest                              73
      Distributed Income of Equity Investees                       -
      Pre-Tax Losses of Equity Investees                           -
                                                             -------
                                                            $ 19,530
    Subtractions:
      Interest Capitalized                                  $      -
      Pre-Tax Preferred Dividend Requirements                  1,053
      Minority Interest in Pre-Tax of Subs that
        have not incurred fixed charges                            -
                                                             -------
                                                            $  1,053
                                                             -------
                                                            $ 18,477

Ratio of Earnings to Combined Fixed Charges and
    Preferred Stock Dividends                                   1.07
Earnings Deficiency                                                -

-------------------

(a) To record the effects of the refinancing. Interest expense on the convertible notes is 3.25%. Interest on the term loan is LIBOR plus 300 basis points, decreasing to 275 basis points after six months. Interest on the revolver is at LIBOR plus 275 basis points, decreasing to 250 basis points after six months. Additionally, interest expenses includes an unused facility fee at a rate of 37.5 basis points per annum, letter of credit fees and amortization of deferred loan costs. The average of the 30 day LIBOR was 1.23% and 1.76% for the years ended December 31, 2003 and December 31, 2002, respectively. The effect of a 12.5 basis point change in LIBOR would change interest expenses approximately $0.2 million and $0.2 million for the years ended December 31, 2003 and 2002, respectively.